Exhibit 1.1

EXECUTION DRAFT

$165,000,000

Altra Industrial Motion, Inc.

9% Senior Secured Notes due 2011

PURCHASE AGREEMENT

November 22, 2004

JEFFERIES & COMPANY, INC.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, California 90025

Ladies and Gentlemen:

Altra Industrial Motion, Inc., a Delaware corporation (the “Company”), and the Guarantors (as hereinafter defined) hereby agree with you as follows:

1.             Issuance of Notes.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to Jefferies & Company, Inc. (the “Initial Purchaser”) $165,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011 (the “Notes”).  The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of November 30, 2004, by and among the Company, the Guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  Capitalized terms used, but not defined herein, shall have the meanings set forth in the “Description of the Notes” section of the Final Offering Circular (as hereinafter defined).  The proceeds of the Notes will be used to finance the acquisition (the “Acquisition”) and related transactions, as described under “The Acquisition and Related Transactions” section of the Final Offering Circular (as defined below).  Immediately prior to consummation of the Acquisition, affiliates of Genstar Capital, L.P. (“Genstar”) and other investors will make aggregate cash equity contributions and other investments (the “Equity Contribution and Other Investments”) of not less than $49,100,000 in the direct parent of the Company (“Parent”).

The Notes will be offered and sold to the Initial Purchaser pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and until such time as the same are no longer required under the applicable requirements of the Act, the Notes shall bear the legends set forth under the “Notice to Investors” section of the Final Offering Circular, dated the date hereof (the “Final Offering Circular”).  The Company has prepared a preliminary offering circular, dated November 9, 2004 (the “Preliminary Offering Circular”), and the Final Offering Circular relating to the offer and sale of the Notes (the “Offering”).  “Offering Circular” means, as of any date or time referred to in this Agreement, the most recent offering circular (whether the Preliminary Offering Circular or the Final Offering Circular, and any amendment or supplement to either such document), including exhibits and schedules thereto.

In connection with the sale of the Notes, the Company will, on the Closing Date, enter into a new senior revolving credit facility among the Company, the other parties named therein and Wells Fargo Foothill, Inc., which provides for a revolving credit facility in an amount of up to $30,000,000 (as amended, supplemented, modified, extended or restated from time to time, the “Credit Agreement”).

2.             Terms of Offering.  The Initial Purchaser has advised the Company, and the Company understands, that the Initial Purchaser will make offers to sell (the “Exempt Resales”) some or all of the Notes purchased by the Initial Purchaser hereunder on the terms set forth in the Final Offering Circular, as amended or supplemented, to persons (the “Subsequent Purchasers”) whom the Initial Purchaser (i) reasonably believes to be “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Act, as such may be amended from time to time, (ii) reasonably believes (based upon written representations made by such persons to the Initial Purchaser) to be institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) under the Act (“Accredited Investors”) or (iii) reasonably believes to be non-U.S. persons in reliance upon Regulation S under the Act.

Pursuant to the Indenture, all Domestic Restricted Subsidiaries of the Company shall fully and unconditionally guarantee, on a senior secured basis, to each holder of the Notes and the Trustee, the full performance of the Company’s obligations under the Indenture and the Notes (each such subsidiary being referred to herein as a “Guarantor” and each such guarantee being referred to herein as a “Guarantee”).

Pursuant to the terms of the Collateral Agreements, all of the obligations under the Notes and the Indenture will be secured by a second priority lien and security interest on substantially all of the assets of the Company and the Guarantors (subject to a prior ranking lien by the lenders under the Credit Agreement).

Holders of the Notes (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Notes (the “Registration Rights Agreement”), to be executed on and dated as of the date hereof. Pursuant to the Registration Rights Agreement, the Company will agree, among other things, to file with the Securities and Exchange Commission (the “SEC”) (a) a registration statement under the Act relating to Senior Secured Notes (the “Exchange Notes”), which shall be identical to the Notes (except that the Exchange Notes shall have been registered pursuant to such registration statement and will not be subject to restrictions on transfer or contain additional interest provisions) to be offered in exchange for the Notes (such offer to exchange being referred to as the “Exchange Offer”), and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Notes.  If required under the Registration Rights Agreement, the Company will issue Exchange Notes to the Initial Purchaser (the “Private Exchange Notes”).  If the Company fails to satisfy its obligations under the Registration Rights Agreement, it will be required to pay additional interest to the holders of the Notes under certain circumstances.

This Agreement, the Indenture, the Collateral Agreements, the Registration Rights Agreement, the Notes, the Guarantees, the Exchange Notes and the Private Exchange Notes are collectively referred to herein as the “Documents.”

3.             Purchase, Sale and Delivery.  On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the Notes at a purchase price of 96.7606% of the aggregate principal amount thereof.  Delivery to the Initial Purchaser of and payment for the Notes shall be made at a Closing (the “Closing”)

to be held at 10:00 a.m., New York time, on November 30, 2004 (the “Closing Date”) at the New York offices of Weil, Gotshal & Manges LLP.

The Company shall deliver to the Initial Purchaser one or more certificates representing the Notes in definitive form, registered in such names and denominations as the Initial Purchaser may request, against payment by the Initial Purchaser of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account or accounts as the Company shall designate to the Initial Purchaser at least one business day prior to the Closing.  The certificates representing the Notes in definitive form shall be made available to the Initial Purchaser for inspection at the New York offices of Weil, Gotshal & Manges LLP (or such other place as shall be reasonably acceptable to the Initial Purchaser) not later than 10:00 a.m. one business day immediately preceding the Closing Date.  Notes to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Company, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co.

4.             Representations and Warranties of the Company and the Guarantors.  The Company and the Guarantors jointly and severally represent and warrant to the Initial Purchaser that, as of the date hereof and as of the Closing Date:

(a)           Neither the Preliminary Offering Circular, the Final Offering Circular, nor any amendment or supplement thereto, as of the date thereof and at all times subsequent thereto up to the Closing Date, contained or contains any untrue statement of a material fact, or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 4(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser and furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Offering Circular or the Final Offering Circular or any amendment or supplement thereto.  No injunction or order has been issued that either (i) asserts that any of the transactions contemplated by the Documents is subject to the registration requirements of the Act or (ii) would prevent or suspend the issuance or sale of any of the Notes or the use of the Preliminary Offering Circular, the Final Offering Circular or any amendment or supplement thereto, in any jurisdiction.  Each of the Preliminary Offering Circular and the Final Offering Circular, as of their respective dates, contained, and the Final Offering Circular, as amended or supplemented as of the Closing Date, will contain, all the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act.

(b)           Each corporation, partnership or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule I attached hereto (the “Subsidiaries”).  Each Subsidiary that is a Foreign Restricted Subsidiary has an asterisk (“*”) next to its name on such schedule.

(c)           Each of the Company and its Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business as presently conducted and to own, lease and operate its properties and assets as presently owned, leased or operated and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (B) the ability of the Company to perform its obligations in all material respects under any Document, (C) the enforceability of the Collateral Agreements or the attachment, perfection or priority of any of the Liens or security interests intended to be created thereby, (D) the validity or enforceability of any of the Documents or (E) the consummation of any of the transactions contemplated under any of the Documents (each, a “Material Adverse Effect”).

(d)           All of the issued and outstanding shares of capital stock of or membership interests in, as the case may be, the Company and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.  The table under the caption “Capitalization” in the Final Offering Circular (including the footnotes thereto) sets forth, as of its date, the pro forma cash and cash equivalents and capitalization of the Company and the Subsidiaries, on a consolidated basis, after giving effect to the offer and sale of the Notes, the application of the net proceeds therefrom and the other transactions described in the Final Offering Circular under the section entitled “Use of Proceeds.”  Except as set forth in such table, immediately following the Closing, neither the Company nor any of the Subsidiaries will have any liabilities, absolute, accrued, contingent or otherwise, other than (A) liabilities that are reflected in the Financial Statements (as hereinafter defined) or (B) liabilities incurred subsequent to the date thereof in the ordinary course of business, consistent with past practice, or in connection with the Acquisition and Related Transactions, that would not, individually or in the aggregate, have a Material Adverse Effect.  All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”), other than those described in the Offering Circular, pursuant to the Credit Agreement or imposed by the Act and the securities or “Blue Sky” laws of certain domestic or foreign jurisdictions. Except as disclosed in the Offering Circular, there are no outstanding (A) options, warrants or other rights to purchase from the Company or any of the Subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company or any of the Subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or any of the Subsidiaries.

(e)           No holder of securities of the Company or any of the Subsidiaries will be entitled to have such securities registered under the registration statements required to be filed by the Company and the Guarantors with respect to the Notes pursuant to the Registration Rights Agreement.

(f)            The Company and each of the Subsidiaries that are corporations have the requisite corporate power and authority, and the Company and each of the Subsidiaries that are limited partnerships or limited liability companies have all the requisite partnership or other power and authority, to execute, deliver and perform their respective obligations under the Documents to which they are a party and to consummate the transactions contemplated thereby.

(g)           This Agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantors.  Each of the Indenture and the Collateral Agreements have been duly and validly authorized by the Company and the Guarantors.  Each of the Indenture and the Collateral Agreements, when executed and delivered by the Company and the Guarantors, will constitute a legal, valid and binding obligation of each of the Company and Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(h)           The Registration Rights Agreement has been duly and validly authorized by the Company and the Guarantors.  The Registration Rights Agreement, when executed and delivered by the Company and the Guarantors, will constitute a legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

(i)            The Notes, when issued, will be in the form contemplated by the Indenture.  When executed and delivered by the Company and the Guarantors, the Indenture will meet the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”).  The Notes, Exchange Notes and Private Exchange Notes have each been duly and validly authorized by each of the Company and, in the case of the Notes, when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement and the Indenture, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Company, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(j)            The Guarantees have been duly and validly authorized by the Guarantors and, when executed by the Guarantors, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Guarantors, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(k)           Neither the Company nor any of the Subsidiaries is in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”).  Neither the Company nor any of the Subsidiaries is (i) in violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order (collectively, “Applicable Law”) of any federal, state, local and other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign (each, a “Governmental Authority”) applicable to any of them or any of their respective properties, or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”), except for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, there exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such Charter Documents or Applicable Laws, (b) a breach of or default under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness.

(l)            Neither the execution, delivery or performance of the Documents nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person (other than consents already obtained and in full force and effect) under, result in the imposition of a Lien on any assets of the Company or any of its Subsidiaries (except for Liens pursuant to the Collateral Agreements), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement or (iii) any Applicable Law, except for, with respect to clauses (ii) and (iii), any conflict, violation, breach or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  After consummation of the Offering and transactions contemplated in the Documents, no Default or Event of Default under the Indenture will exist.

(m)          When executed and delivered, the Documents will conform in all material respects to the descriptions thereof in the Final Offering Circular.

(n)           No consent, approval, authorization or order of any Governmental Authority or third party is required for the issuance and sale by the Company of the Notes to the Initial Purchaser or the consummation by the Company of the other transactions contemplated hereby, except such as have been obtained and such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchaser and such as may be required in connection with the Exchange Offer or Shelf Registration Statement.

(o)           There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company, threatened, that either (i) seeks to restrain, enjoin, prevent the consummation of or otherwise challenge any of the Documents or any of the transactions contemplated therein or (ii) would, individually or in the aggregate, have a Material Adverse Effect.  The Company is not subject to any judgment, order, decree, rule or regulation of any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect.

(p)           The Company and its Subsidiaries possess all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted as set forth in the Final Offering Circular (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit that would, individually or in the aggregate, have a Material Adverse Effect; and none of the Company or its Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Offering Circular or except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(q)           Each of the Company and its Subsidiaries has good and indefeasible title to all real property owned by it and good title to all personal property owned by it and good title to all leasehold estates in real and personal property being leased by it and, as of the Closing Date, all such owned or leased real or personal property will be free and clear of all Liens (other than Permitted Liens). All Applicable Agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound are valid and enforceable against each of the Company or such Subsidiary, as applicable, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(r)            All Tax returns required to be filed by the Company and each of the Subsidiaries have been filed and all such returns are true, complete and correct in all material respects.  All material Taxes that are due from the Company and its Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles of the United States, consistently applied (“GAAP”). To the knowledge of the Company, after reasonable inquiry, there are no actual or proposed Tax assessments against the Company or any of the Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

(s)           Except as disclosed in the Offering Circular, each of the Company and the Subsidiaries owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary for the conduct of its business and, as of the Closing Date, such Intellectual Property will be free and clear of all Liens, other than Permitted Liens.  No claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by the Company or any of the Subsidiaries or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto (other than any claims that would not, individually or in the aggregate, have a Material Adverse Effect).  The use of such Intellectual Property by the Company or any of the Subsidiaries will not infringe on the Intellectual Property rights of any other person.

(t)            The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(u)           The audited combined financial statements and related notes of the power transmission business of Colfax Corporation to be acquired by the Company pursuant to the Acquisition (the “Business”) contained in the Final Offering Circular (the “Colfax PT Financial Statements”) present fairly the combined financial position, results of operations and cash flows of such Business as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and the requirements of Regulation S-X of the Act.  The combined financial statements and related notes of the Kilian Manufacturing Corporation and

Kilian Manufacturing Ltd. (together, “Kilian”) contained in the Final Offering Circular (the “Kilian Financial Statements” and, together with the Colfax PT Financial Statements, the “Financial Statements”) present fairly the financial position, results of operations and cash flows of Kilian as of the respective dates and for the respective periods to which they apply.  The financial data set forth under “Summary Historical and Pro Forma Combined Financial Data” and “Selected Historical Combined Financial Data” included in the Final Offering Circular has been prepared on a basis consistent with that of the Financial Statements and present fairly the financial position and results of operations of the Business and Kilian as of the respective dates and for the respective periods indicated.  The unaudited pro forma condensed combined financial statements and related notes contained in the Final Offering Circular have been prepared in accordance with the requirements of Regulation S-X and give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith.  All other financial, statistical and market and industry-related data included in the Final Offering Circular are fairly and accurately presented and are based on or derived from sources that the Company believes to be reliable and accurate.

(v)           Subsequent to the respective dates as of which information is given in the Final Offering Circular, except as disclosed in the Final Offering Circular, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Company, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) there has not been any material adverse change in the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole in the aggregate (each of clauses (i), (ii) and (iii), a “Material Adverse Change”). To the knowledge of the Company, after reasonable inquiry, there is no event that is reasonably likely to occur, which would, individually or in the aggregate, have a Material Adverse Effect except as disclosed in the Final Offering Circular.

(w)          No “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company retaining any rating assigned to the Company or any of the Subsidiaries or to any securities of the Company or any of the Subsidiaries or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (B) any negative change in the outlook for any rating of the Company or any of the Subsidiaries or any securities of the Company or any of the Subsidiaries.

(x)            All indebtedness represented by the Notes is being incurred in good faith and for the purposes set forth in the “Use of Proceeds” section of the Offering Circular. On the Closing Date, after giving pro forma effect to the Offering and the use of proceeds therefrom as indicated in the “Use of Proceeds” section of the Offering Circular, the Company and each Guarantor (i) will be solvent, (ii) will have sufficient capital for carrying on its business and (iii) will be able to pay its debts as they mature.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company and each Guarantor is not less than the total amount required to pay the liabilities of the Company and each Guarantor on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company and each Guarantor is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes and Guarantees as contemplated by this Agreement and the Offering Circular, neither the Company nor any Subsidiary is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) neither the Company nor any Subsidiary is engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or any Guarantor is engaged; and (v) neither the Company nor any Guarantor is otherwise insolvent under the standards set forth in applicable laws.

(y)           The Company has not and, to its knowledge after reasonable inquiry, no one acting on its behalf (excluding for such purposes, the Initial Purchaser) has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Notes, (ii) sold, bid for, purchased or paid anyone any compensation for soliciting purchases of any of the Notes or (iii) except as disclosed in the Final Offering Circular, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(z)            Assuming the accuracy of the representations contained in Section 6 hereof, without limiting any provision herein, no registration under the Act and no qualification of the Indenture under the TIA is required for the sale of the Notes to the Initial Purchaser as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs or Accredited Investors or non-U.S. persons (as defined under Regulation S of the Act) and (ii) the accuracy of the Initial Purchaser’s representations contained herein regarding the absence of general solicitation in connection with the sale of the Notes to the Initial Purchaser and in the Exempt Resales.

(aa)         Assuming the accuracy of the representations contained in Section 6 hereof, the Notes are eligible for resale pursuant to Rule 144A under the Act and no other securities of the Company are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system.  No securities of the Company of the same class as the Notes have been offered, issued or sold by the Company or any of its respective Affiliates within the six-month period immediately prior to the date hereof.

(bb)         Neither of the Company nor any of its Affiliates or other person acting on behalf of the Company (excluding for such purposes, the Initial Purchaser) has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Company, any affiliate of the Company and any person acting on behalf of the Company have complied with and will implement the “offering restrictions” within the meaning of such Rule 902; provided, that no representation is made in this subsection with respect to the actions of the Initial Purchaser.

(cc)         Except as disclosed in the Offering Circular, each of the Company, the Subsidiaries and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each “pension plan” (as defined in Section 3(2) of ERISA) subject to

Section 302 of ERISA that the Company, the Subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).  Except as disclosed in the Offering Circular, neither the Company, the Subsidiaries, nor any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.  “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

(dd)         Other than as disclosed in the Offering Circular, (i) neither the Company nor any of the Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization; (ii) none of the employees of the Company or the Subsidiaries is represented by a labor union, and, to the knowledge of the Company after reasonable inquiry, no union organizing activities are taking place that could, individually or in the aggregate, have a Material Adverse Effect; (iii) to the Company’s knowledge, no union organizing or decertification efforts are underway or threatened against the Company or the Subsidiaries; (iv) no labor strike, work stoppage, slowdown or other material labor dispute is pending against the Company or the Subsidiaries, or, to the knowledge of the Company, after reasonable inquiry, threatened against the Company or the Subsidiaries; (v) there is no worker’s compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (vi) to the knowledge of the Company, after reasonable inquiry, there is no threatened or pending liability against the Company or the Subsidiaries pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN”), or any similar state or local law; (vii) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind pending against the Company or the Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect; (viii) to the knowledge of the Company, after reasonable inquiry, no employee or agent of the Company or the Subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (vi) and (vii) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect; and (ix) no term or condition of employment exists through arbitration awards, settlement agreements, or side agreement that is contrary to the express terms of any applicable collective bargaining agreement.

(ee)         None of the transactions contemplated in the Documents or the application by the Company or any of the Subsidiaries of the proceeds of the Notes will violate or result in a violation of Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(ff)           Neither the Company nor any of the Subsidiaries is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and neither the Company nor any of the Subsidiaries, after giving effect to the Offering and sale of the Notes and the application of the proceeds thereof as described in the Final Offering Circular, will be an “investment company” as defined in the Investment Company Act.

(gg)         The Company has not engaged any broker, finder, commission agent or other person (other than the Initial Purchaser) in connection with the Offering or any of the transactions contemplated in the Documents, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions (other than commissions or fees to the Initial Purchaser and the Management Agreement with Genstar).

(hh)         Each of the Company and the Subsidiaries is (i) in compliance with any and all applicable foreign, provincial, federal, state and local laws and regulations relating to health and safety, or the pollution or the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of, and is not aware of, any actual or potential liability for damages to natural resources or the investigation or remediation of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state or local or foreign or provincial Environmental Laws or regulations requiring the Company or any of its Subsidiaries to investigate or remediate any pollutants or contaminants, except where such requirements would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

In connection with the Acquisition and Related Transaction, the Company reviewed the effects of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, and has identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit arising from the Company’s or its Subsidiaries’ or any predecessors’ or formerly owned or operated properties or license or approval, any related constraints on operating activities and any potential liabilities, to third parties).  Based on such review and the indemnification for certain costs and liabilities that the Company or its Subsidiaries reasonably expect to receive from the Company’s former parent company, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect on the Company’s business, operations or earnings.

(ii)           As of the Closing Date, except as provided in the Credit Agreement and as disclosed in the Final Offering Circular, there will be no encumbrances or restrictions (other than under applicable law) on the ability of any Subsidiary of the Company (x) to pay dividends or make other distributions on such Subsidiary’s capital stock or to pay any indebtedness to the Company or any other Subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary of the Company or (z) to transfer any of its property or assets to the Company or any other Subsidiary of the Company.

(jj)           (a)           Upon:

(i)            execution and delivery of the Collateral Agreements by the Company and the Guarantors parties thereto and the Collateral Agent (as defined therein) and compliance by the Company and the Guarantors with their respective obligations thereunder; and

(ii)           (A)          the filing or recording of the Collateral Agreements or appropriate financing statements with the appropriate filing records, registry or other public office, together with the payment of the requisite filing or recordation fees related thereto, and

(B)           in the case of Motor Vehicles (as defined in the Security Agreement), upon the recordation or notation of the Collateral Agent’s security interest on the certificates of title or ownership in respect of such Motor Vehicles and the filing of the Uniform Commercial Code financing statements delivered by the Company or any Guarantor, as the case may be, having an interest in such Motor Vehicles to the Collateral Agent with respect to such Motor Vehicles, the security interest of the Collateral Agent in the Collateral (as defined in the Collateral Agreements) will be a valid and enforceable perfected security interest, which security interests will be superior to and prior to the rights of all third persons other than holders of Permitted Liens.

(b)           As of the Closing Date, except with respect to Permitted Liens, there will be no currently effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any Guarantor or any rights thereunder.

(kk)         Each certificate signed by any officer of the Company, or any Subsidiary thereof, delivered to the Initial Purchaser shall be deemed a representation and warranty by the Company or any such Subsidiary thereof (and not individually by such officer) to the Initial Purchaser with respect to the matters covered thereby.

(ll)           Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged.  All policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect.  The Company and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

(mm)       Set forth on Schedule II hereto is a list of all Indebtedness that is to be paid in full using the proceeds of the Offering and terminated, retired or redeemed, as applicable, on the Closing Date.  Set forth on Schedule II opposite the description of each such Indebtedness is the aggregate principal amount of Indebtedness outstanding thereunder.

5.             Covenants of the Company and the Guarantors.  Each of the Company and the Guarantors jointly and severally agrees:

(a)           To (i) advise the Initial Purchaser promptly after obtaining knowledge (and, if requested by the Initial Purchaser, confirm such advice in writing) of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, or (B) the happening of any event that makes any statement of a material fact made in the Final Offering Circular untrue or that requires the making of any additions to or changes in the Final Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any state securities or Blue Sky laws, and (iii) if, at any time, any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Notes under any such laws, use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)           To (i) furnish the Initial Purchaser, without charge, with as many copies of the Final Offering Circular, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request, and (ii) promptly prepare, upon the Initial Purchaser’s reasonable request, any amendment or supplement to the Offering Circular that the Initial Purchaser, upon advice of legal counsel, determines may be necessary in connection with Exempt Resales (and the Company hereby consents to the use of the Preliminary Offering Circular and the Final Offering Circular, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales).

(c)           Not to amend or supplement the Offering Circular prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchaser of all the Notes purchased by the Initial Purchaser, unless the Initial Purchaser shall previously have been advised thereof and shall have provided its written consent thereto.

(d)           So long as the Initial Purchaser shall hold any of the Notes, (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchaser, it becomes necessary or advisable to amend or supplement the Final Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Final Offering Circular to comply with Applicable Law, to prepare, at the expense of the Company, an appropriate amendment or supplement to the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchaser) so that (A) as so amended or supplemented, the Final Offering Circular will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Final Offering Circular will comply with Applicable Law and (ii) if in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement the Final Offering Circular so that the Final Offering Circular will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) of the Act, to prepare an appropriate amendment or supplement to the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchaser) so that the Final Offering Circular, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

(e)           To cooperate with the Initial Purchaser and the Initial Purchaser’s counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and continue such qualification in effect so long as reasonably required for Exempt Resales.

(f)            Whether or not any of the Offering or the transactions contemplated under the Documents are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the preparation, printing and distribution of the Preliminary Offering Circular and the Final Offering Circular and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the negotiation, printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, (C) the preparation, issuance and delivery of the Notes, (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the fees and disbursements of the Initial Purchaser’s counsel relating to such registration or qualification), (E) furnishing such copies of the Preliminary Offering Circular and the Final Offering Circular, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchaser and (F) the performance of the obligations of the Company and the Guarantors under the Registration Rights Agreement, including but not limited to the Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, (ii) all fees and expenses of the counsel, accountants and any other experts or advisors retained by the Company, (iii) all expenses and listing fees in connection with the application for quotation of the Notes on the Private Offerings, Resales and Trading Automated Linkages (“PORTAL”) market, (iv) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Notes by DTC for “book-entry” transfer, (v) all fees charged by rating agencies in connection with the rating of the Notes, (vi) all fees and expenses (including reasonable fees and expenses of counsel) of the Trustee and all collateral agents, (vii) all costs and expenses in connection with the perfection of the Security Agreement (including without limitation, filing and recording fees, search fees, taxes and costs of title policies) and (viii) up to $250,000 of the fees, disbursements and out-of-pocket expenses incurred by the Initial Purchaser in connection with its services to be rendered hereunder including, without limitation, the reasonable fees and disbursements of Proskauer Rose LLP, counsel to the Initial Purchaser, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures.  If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 7 hereof is not satisfied, because this Agreement is terminated pursuant to Section 9 hereof or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than in each such case solely by reason of a default by the Initial Purchaser on its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Initial Purchaser in cash upon demand for up to $250,000 of the fees, disbursements and out-of-pocket expenses (including reasonable fees and disbursements of Proskauer Rose LLP, counsel for the Initial Purchaser) that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and sale of the Notes.

(g)           To use the proceeds of the Offering in the manner described in the Final Offering Circular under the caption “Use of Proceeds.”

(h)           To do and perform all things required to be done and performed under the Documents prior to and after the Closing Date.

(i)            Not to, and to ensure that no affiliate (as defined in Rule 501(b) of the Act) of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchaser or to the Subsequent Purchasers of the Notes.

(j)            For so long as any of the Notes remain outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request, to any owner of the Notes in connection with any sale thereof and any prospective Subsequent Purchasers of such Notes from such owner, the information required by Rule 144A(d)(4) under the Act.

(k)           To comply with the representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

(l)            To use its best efforts to effect the inclusion of the Notes in Private Offerings, Resales and Trading through Automated Linkages Market.

(m)          For so long as any of the Notes remain outstanding, the Company will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the SEC or any national securities exchange on which any class of securities of the Company may be listed.

(n)           Except in connection with the Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Notes other than the Preliminary Offering Circular and the Final Offering Circular and any amendments and supplements to the Final Offering Circular prepared in compliance with this Agreement, or (ii) solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(o)           During the two year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), to not, and to not permit any current or future Subsidiaries of either the Company or any other affiliates (as defined in Rule 144A under the Act) controlled by the Company to, resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries or any other “affiliates” (as defined in Rule 144A under the Act) controlled by the Company, except pursuant to an effective registration statement under the Act.

(p)           The Company shall pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Initial Purchaser.

(q)           To use their best efforts to complete on or prior to the Closing Date all filings and other similar actions required in connection with the perfection of security interests as and to the extent contemplated by the Collateral Agreements.

(r)            To cause each of the Subsidiaries to execute counterparts of this Agreement in the form attached as Exhibit B hereto.

6.             Representations and Warranties of the Initial Purchaser.  The Initial Purchaser represents and warrants that:

(a)           It is a QIB as defined in Rule 144A under the Act and it will offer the Notes for resale only upon the terms and conditions set forth in this Agreement and in the Final Offering Circular.

(b)           It is not acquiring the Notes with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.  In connection with the Exempt Resales, it will solicit offers to buy the Notes only from, and will offer and sell the Notes only to, (A) persons reasonably believed by the Initial Purchaser to be QIBs or (B) persons reasonably believed by the Initial Purchaser to be Accredited Investors or (C) non-U.S. persons reasonably believed by the Initial Purchaser to be a purchaser referred to in Regulation S under the Act; provided, however, that in purchasing such Notes, such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Final Offering Circular.

(c)           No form of general solicitation or general advertising in violation of the Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the Act or, with respect to Notes to be sold in reliance on Regulation S, by means of any directed selling efforts be made by such Initial Purchaser or any of its representatives in connection with the offer and sale of any of the Notes.

(d)           The Initial Purchaser will deliver to each Subsequent Purchaser of the Notes, in connection with its original distribution of the Notes, a copy of the Final Offering Circular, as amended and supplemented at the date of such delivery.

7.             Conditions.  The obligations of the Initial Purchaser to purchase the Notes under this Agreement are subject to the performance by each of the Company and the Guarantors of their respective covenants and obligations hereunder and the satisfaction of each of the following conditions:

(a)           All the representations and warranties of the Company and the Subsidiaries contained in this Agreement and in each of the Documents shall be true and correct in all material respects as of the date hereof and at the Closing Date.  On or prior to the Closing Date, the Company and each other party to the Documents (other than the Initial Purchaser) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents (other than conditions to be satisfied by such other parties, which the failure to so satisfy would not, individually or in the aggregate, have a Material Adverse Effect).

(b)           No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Offering or any of the transactions contemplated under the Documents; and no stop order suspending the qualification or exemption from qualification of any of the Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company, after reasonable inquiry, be pending as of the Closing Date.

(c)           No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of the Offering or any of the transactions contemplated under the Documents. No Proceeding shall be pending or, to the knowledge of the Company after reasonable inquiry, threatened other than Proceedings that (A) if adversely determined would not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes, and (B) would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Subsequent to the respective dates as of which data and information is given in the Final Offering Circular, there shall not have been any Material Adverse Change.

(e)           The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in The PORTAL Market.

(f)            On or after the date hereof and on or prior to the Closing Date, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any negative change, nor shall any notice have been given of any potential or intended negative change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that on which the Notes were marketed.

(g)           The Initial Purchaser shall have received on the Closing Date:

(i)            certificates dated the Closing Date, signed by (1) the Chief Executive Officer and (2) the principal financial or accounting officer of the Company, on behalf of the Company, to the effect that (a) the representations and warranties set forth in Section 4 hereof and in each of the Documents are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Date, (b) the Company has performed and complied in all material respects with all agreements and satisfied in all material respects all conditions in all material respects on its part to be performed or satisfied by the Company at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), to the knowledge of such officers, no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect, (d) since the date of the most recent financial statements in the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Final Offering Circular or contemplated hereby, neither the Company nor any Subsidiary of the Company has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and the Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of the Company or any Subsidiary of the Company that is material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and (e) the sale of the Notes has not been enjoined (temporarily or permanently);

(ii)           certificate dated the Closing Date, signed by an Executive Officer of the Company, on behalf of the Company, to the effect that the combined pro forma Adjusted EBITDA of the Business for the most recent twelve-month period (as set forth in the footnotes to the “Summary Historical and Pro Forma Combined Financial Data” section of the Offering Circular) (a) was not less than $27.5 million, (b) presents fairly the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries after giving pro forma effect to the Acquisition and Related Transactions, and (c) has been prepared in accordance with the requirements of Rule 11-02 of Regulation S-X and give effect to assumptions used in the preparation therof on a reasonable basis and in good faith;

(iii)          a certificate, dated the Closing Date, executed by the Secretary of the Company and each Guarantor, certifying such matters as the Initial Purchaser may reasonably request;

(iv)          a certificate of solvency, dated the Closing Date, executed by the principal financial or accounting officer of the Company substantially in the form previously approved by the Initial Purchaser or its counsel;

(v)           the opinion of Weil, Gotshal & Manges LLP, counsel to the Company, dated the Closing Date, in the form of Exhibit A attached hereto; and

(vi)          an opinion, dated the Closing Date, of Proskauer Rose LLP, counsel to the Initial Purchaser, in form satisfactory to the Initial Purchaser covering such matters as are customarily covered in such opinions.

(h)           The Initial Purchaser shall have received from Ernst & Young LLP, independent auditors, with respect to the Company, (A) a customary comfort letter, dated the date of the Final Offering Circular, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, with respect to the financial statements and certain financial information contained in the Final Offering Circular (other than all Kilian Financial Statements and information), and (B) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, to the effect that Ernst & Young LLP reaffirms the statements made in its letter furnished pursuant to clause (A).

(i)            Each of the Documents shall have been executed and delivered by all parties thereto, and the Initial Purchaser shall have received a fully executed original of each Document.

(j)            The Initial Purchaser shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the Offering or any transaction contemplated in the Documents.

(k)           The terms of each Document shall conform in all material respects to the description thereof in the Final Offering Circular.

(l)            The Collateral Agent shall have received (with a copy for the Initial Purchaser) on the Closing Date:

(i)            appropriately completed Uniform Commercial Code financing statements naming the Company and each Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent and its counsel, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Agreement;

(ii)           appropriately completed Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens (other than Permitted Liens) of any Person in any collateral described in any Security Agreement previously granted by any Person;

(iii)          certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company or any Guarantor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall cover any collateral described in any Collateral Agreement, other than such financing statements that evidence Permitted Liens);

(iv)          such other approvals, opinions or documents as the Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Collateral Agent; and

(v)           the Collateral Agent and its counsel shall be satisfied that (i) the Lien granted to the Collateral Agent, for the benefit of the Secured Parties in the collateral described above is of the priority described in the Final Offering Circular; and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to a Collateral Agreement, in each case subject to the Permitted Liens.

(m)          Provision shall have been made for the filing of all Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code Form UCC-3 termination statements required pursuant to clause (l)(i) and (ii) above (collectively, the “Filing Statements”) reasonably acceptable to the Collateral Agent (the “Filing Agent”).

(n)           The Initial Purchaser shall have received substantially contemporaneously with the Closing a copy of the receipt of a payoff letter or other evidence of repayment from each of the institutions listed on Schedule II attached hereto.

(o)           The Initial Purchaser shall have received evidence that the Equity Contribution and Other Investments to Parent in the amount of $49,100,000 shall have been consummated as described under the section entitled “The Acquisition and Related Transaction” of the Offering Circular.

(p)           The Acquisition shall have occurred or shall occur substantially simultaneously with the Closing of the Offering.

(q)           Each of the Subsidiaries shall have executed counterparts of this Agreement in the form attached as Exhibit B hereto and delivered copies of such executed counterparts to the Initial Purchaser.

8.             Indemnification and Contribution.

(a)           The Company and the Guarantors jointly and severally agree to indemnify and hold harmless the Initial Purchaser, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which the Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)            any untrue statement or alleged untrue statement of any material fact contained in any Offering Circular or any amendment or supplement thereto;

(ii)           the omission or alleged omission to state, in any Offering Circular or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(iii)          any breach by the Company or any of the Subsidiaries of their respective representations, warranties and agreements set forth herein;

and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchaser and each such controlling person for any legal or other expenses reasonably incurred by the Initial Purchaser or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action in respect thereof; provided, however, the Company and the Guarantors will not be liable in any such case to the extent (but only to the extent) that any such loss, claim, damage or liability is finally judicially determined by a court of competent jurisdiction in a final, unappealable judgment, to have resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in any Offering Circular or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by the Initial Purchaser specifically for use therein.  This indemnity agreement will be in addition to any liability that the Company and the Subsidiaries may otherwise have to the indemnified parties.  The Company and the Guarantors shall not be liable under this Section 8 for any settlement of any claim or action effected without their prior written consent, which shall not be unreasonably withheld; and provided further, however, that this indemnity, as to the Preliminary Offering Circular, shall not inure to the benefit of the Initial Purchaser (or any person controlling such Initial Purchaser) on account of any loss, claim, damage or liability arising from the sale of Notes to any person by such Initial Purchaser if such Initial Purchaser failed to send or give a copy of the Final Offering Circular (as the same may be supplemented or amended) to such person at or prior to the written confirmation of the sale of the Notes to such person, and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact in such Preliminary Offering Circular was corrected in the Final Offering Circular, unless such failure resulted from noncompliance by the Company with Section 5(b).

(b)           The Initial Purchaser agrees to indemnify and hold harmless each of the Company and the Guarantors and their respective directors, officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are finally judicially determined by a court of competent jurisdiction in a final, unappealable judgment, to have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in any Offering Circular or any amendment or supplement thereto or (ii) the omission or the alleged omission to state therein a material fact required to be stated in any Offering Circular or any amendment or supplement thereto or necessary to make the statements therein not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Company or its agents by the Initial Purchaser specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company, each of the Subsidiaries or any such director, officer or controlling person in connection with any such loss, claim, damage, liability or action in respect thereof.  This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties.

(c)           As promptly as reasonably practicable after receipt by an indemnified party under this Section 8 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 8, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) or (b) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by counsel in writing that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 8 or the Company in the case of paragraph (b) of this Section 8, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party.  After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 8, in which case the indemnified party may effect such a settlement without such consent.

(d)           No indemnifying party shall be liable under this Section 8 for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, but if a claim or action is settled with its written consent, or if there is a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party.

(e)           In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof).  The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Initial Purchaser, on the other hand, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.

(f)            The Company, the Subsidiaries and the Initial Purchaser agree that it would not be equitable if the amount of such contribution determined pursuant to the immediately preceding paragraph (e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of the immediately preceding paragraph (e).  Notwithstanding any other provision of this Section 8, the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of the immediately preceding paragraph (e), each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Company and the Subsidiaries, each officer of the Company and the Subsidiaries and each person, if any, who controls either of the Company or the Subsidiaries within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Subsidiaries.

9.             Termination.  The Initial Purchaser may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:

(a)           since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Initial Purchaser’s sole judgment, be expected to (i) make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Circular, or (ii) materially impair the investment quality of any of the Notes;

(b)           the failure of the Company or the Subsidaries to satisfy the conditions contained in Section 7(a) hereof on or prior to the Closing Date;

(c)           any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in the Initial Purchaser’s sole judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Circular or to enforce contracts for the sale of any of the Notes;

(d)           the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that in the Initial Purchaser’s counsel’s sole opinion materially and adversely affects, or could be reasonably expected to materially and adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole;

(e)           any securities of the Company shall have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act; or

(f)            the declaration of a banking moratorium by any Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Initial Purchaser’s opinion is reasonably likely to have a material adverse effect on the financial markets in the United States or elsewhere.

10.          Survival of Representations and Indemnities.  The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements, representations and warranties of the Company and the Guarantors set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, (ii) acceptance of the Notes, and payment for them hereunder, and (iii) any termination of this Agreement.

11.          Default by the Initial Purchaser.  If the Initial Purchaser shall breach its obligations to purchase the Notes that it has agreed to purchase hereunder on the Closing Date and arrangements satisfactory to the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate with respect to the Initial Purchaser without liability on the part of the Company.  Nothing herein shall relieve the Initial Purchaser from liability for its default.

12.          Information Supplied by the Initial Purchaser.  The statements set forth on the cover page of the Offering Circular with respect to price and in the first sentence of the third paragraph and the first and second sentences of the last paragraph under the heading “Plan of Distribution” in the Offering Circular (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company or the Subsidiaries for the purposes of Sections 4(a) and 8 hereof.

13.          Miscellaneous.

(a)           Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: 14 Hayward St., Quincy, Massachusetts 02171, Attention: Michael L. Hurt, with a copy to: Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California 94065, Attention: Curtis L. Mo, Esq., and (ii) if to the Initial Purchaser, to: Jefferies & Company, Inc., 11100 Santa Monica Boulevard, 10th Floor, Los Angeles, California 90025, Attention: Lloyd H. Feller, Esq., with a copy to: Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attention:  Julie M. Allen, Esq. (or in any case to such other address as the person to be notified may have requested in writing).

(b)           This Agreement has been and is made solely for the benefit of and shall be binding upon the Company and the Subsidiaries, the Initial Purchaser and, to the extent provided in Section 8 hereof, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a purchaser of any of the Notes from the Initial Purchaser merely because of such purchase.  Notwithstanding the foregoing, it is expressly understood and agreed that each purchaser who purchases Notes from the Initial Purchaser is intended to be a beneficiary of the covenants of the Company and the Guarantors contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such purchaser by the Company and the Guarantors, and each such purchaser shall have the right to take action against the Company and the Guarantors to enforce, and obtain damages for any breach of, those covenants.

(c)           THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(d)           EACH OF THE COMPANY AND THE GUARANTORS HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE INITIAL PURCHASER AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBLIGATION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e)           This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument.

(f)            The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g)           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)           This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.

Please confirm that the foregoing correctly sets forth the agreement among the Company, the Guarantors and the Initial Purchaser.

Very truly yours,

ALTRA INDUSTRIAL MOTION, INC.

By:
	Name:	Michael L. Hurt
	Title:	Chief Executive Officer

THE KILIAN COMPANY

By:
Name:
Title:

KILIAN MANUFACTURING CORPORATION

By:
Name:
Title:

Accepted and Agreed to:

JEFFERIES & COMPANY, INC.

By:
	Name:	M. Brent Stevens
	Title:	Executive Vice President

SCHEDULE I

LIST OF SUBSIDIARIES

Subsidiaries	Jurisdiction of Incorporation/Formation

American Enterprise MPT Corp.	Delaware
American Enterprises MPT Holdings, L.P.	Delaware
Ameridrives International, L.P.	Delaware
Boston Gear LLC	Delaware
Formsprag LLC	Delaware
Kilian Canada, ULC*	Nova Scotia, Canada
The Kilian Company	Delaware
Kilian Manufacturing Corporation	Delaware
Nuttall Gear LLC	Delaware
Stieber GmbH*	Germany
3091780 Nova Scotia Company*	Nova Scotia, Canada
Warner Electric Australia Pty. Ltd.*	Australia
Warner Electric Europe SAS*	France
Warner Electric Group GmbH*	Germany
Warner Electric (Holding) SAS*	France
Warner Electric International Holding, Inc.	Delaware
Warner Electric LLC	Delaware
Warner Electric (Neth) Holding B.V.*	Netherlands
Warner Electric (Singapore) Ltd.*	Singapore
Warner Electric (Taiwan) Ltd.*	Taiwan
Warner Electric Technology LLC	Delaware
Warner Electric (Thailand) Ltd.*	Thailand
Warner Electric UK Group Ltd.*	United Kingdom
Warner Electric UK Holding Ltd.*	United Kingdom
Warner Electric Verwaltungs GmbH*	Germany
Warner Shui Hing Limited*	Hong Kong
Wichita Company Ltd.*	United Kingdom

* Denotes a Foreign Restricted Subsidiary of the Company

SCHEDULE II

Indebtedness	Amount Outstanding

Credit Agreement, dated as of October 22, 2004, among Kilian Manufacturing Corporation, The Kilian Company and ABN AMRO CCC Private Equity Investments, Inc.	(1) Principal term loan amount of $4,000,000 (2) PIK amount of $13,000 (3) Accrued interest of $57,293 (4) Prepayment fee of $80,000 Total: $4,150,293

Credit Agreement, dated as of October 22, 2004, among Kilian Manufacturing Corporation, The Kilian Company and LaSalle Bank National Association.	(1) Principal senior term loan amount of $4,200,000 (2) Accrued interest of $24,571 Total: $4,224,571 (1) Principal revolver amount of $3,000,000 (2) Accrued interest of $17,713 Total: $3,017,713

Credit Agreement, dated as of October 22, 2004, among Kilian Canada ULC, 3091780 Nova Scotia Company and ABN AMRO Bank N.V., Canada Branch.	(1) Principal senior term loan amount of $800,000 (2) Accrued interest of $4,950 Total: $804,950 (1) Principal revolver amount of $1,000,000 (2) Accrued interest of $5,904 Total: $1,005,904

Total Amount of Indebtedness:	$ 13,203,431

EXHIBIT A

FORM OF OPINIONS OF
WEIL, GOTSHAL & MANGES LLP

Set forth below are the proposed opinions to be included in the proposed form of opinion of Weil, Gotshal & Manges LLP, which shall be limited to New York law and Delaware General Corporation Law. This Exhibit A will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

(i)            Each of the Subject Persons is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware.

(ii)           Each of the Subject Persons has the requisite corporate or limited liability company, as applicable, power and authority to carry on its businesses and to own, lease and operate its properties described in the Final Offering Circular and to execute, deliver and perform its obligations under the Subject Documents.

(iii)          Each of the Subject Persons is duly qualified to transact business and is in good standing as a foreign corporation or a limited liability company, as the case may be, authorized to do business in each jurisdiction listed on the attached Annex in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified could not, singly or in the aggregate, reasonably be excepted to have a Material Adverse Effect.

(iv)          The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 40,000,000 shares of Preferred Stock, par value $0.001 per share.  Upon the Closing, there will be 878,114 shares of Common Stock and [     ] shares of Preferred Stock issued or outstanding.  All of such outstanding shares of Common Stock and all of the outstanding capital stock or limited liability company interests, as applicable, of each Subject Person have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights pursuant to law or the entity’s certificate of incorporation or operating agreement, as applicable; to our knowledge, all of the outstanding shares of capital stock of the Subject Persons other than the Company is owned, directly or indirectly, by the Company and free and clear of all security interests, liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or “Blue Sky” laws of certain domestic or foreign jurisdictions) or voting (other than Permitted Liens).

(v)           The Notes are in the form contemplated by the Indenture.  The execution, delivery and performance of the Notes by the Company have been duly authorized by the Company.  The Notes have been duly executed and delivered by or on behalf of the Company, and are valid and legally binding obligations of the Company, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) certain remedial provisions of the Collateral Agreements are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Collateral Agreements, and the Collateral Agreements contain adequate provisions for the practical realization of the rights and benefits afforded thereby, (C) no opinion is expressed with respect to any provision of the Collateral Agreements providing for liquidated damages, (D) no opinion is expressed in this paragraph (v) as to the attachment, perfection or priority of any liens granted pursuant to the Pledge or Security Agreement and (E) no opinion is expressed with respect to rights of setoff under the Indenture.

(vi)          The execution, delivery and performance of the Exchange Notes and the Private Exchange Notes have been duly and validly authorized by the Company.  The Exchange Notes and the Private Exchange Notes, when duly executed and delivered by or on behalf of the Company, will be valid and legally binding obligations of the Company, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) certain remedial provisions of the Collateral Agreements are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Collateral Agreements, and the Collateral Agreements contain adequate provisions for the practical realization of the rights and benefits afforded thereby, (C) no opinion is expressed with respect to any provision of the Collateral Agreements providing for liquidated damages, (D) no opinion is expressed in this paragraph (vi) as to the attachment, perfection or priority of any liens granted pursuant to the Pledge or Security Agreement and (E) no opinion is expressed with respect to rights of setoff under the Indenture.

(vii)         The execution, delivery and performance by the Guarantors of the guarantees of the Exchange Notes and the Private Exchange Notes have been duly and validly authorized by the each of the Guarantors, and, when executed and delivered by each Guarantor in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Registration Rights Agreement and the Indenture by the Trustee and due authentication and delivery of such guarantees by the Trustee in accordance with the Indenture), will be legal, valid and binding obligations of the Guarantors, entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement, and enforceable against each of the Guarantors in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) certain remedial provisions of the Collateral Agreements are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Collateral Agreements, and the Collateral Agreements contain adequate provisions for the practical realization of the rights and benefits afforded thereby, (C) no opinion is expressed with respect to any provision of the Collateral Agreements providing for liquidated damages, (D) no opinion is expressed in this paragraph (vii) as to the attachment, perfection or priority of any liens granted pursuant to the Pledge or Security Agreement and (E) no opinion is expressed with respect to rights of setoff under the Indenture.

(viii)        Each of the Subject Persons has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement.  The execution, delivery and performance of the Registration Rights Agreement has been duly authorized by each of the Subject Persons.  The Registration Rights Agreement, when executed and delivered by each Subject Person, will constitute a legal, valid and binding obligation of such Subject Person, enforceable against such Subject Person in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(ix)           Each of the Subject Persons has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Purchase Agreement.  The execution, delivery and performance of the Purchase Agreement and the consummation of the transactions contemplated thereby by each Subject Person have been duly authorized by each such Subject Person.  The Purchase Agreement has been duly executed and delivered by each Subject Person.

(x)            The Indenture is in sufficient form for qualification under the TIA.  Each of the Indenture (including the Guarantees provided in the Indenture) and the Collateral Agreements has been duly authorized by each Subject Person that is a party thereto.  Each of the Indenture (including the Guarantees provided in the Indenture) and the Collateral Agreements, is a legal, valid and binding obligation of such Subject Person, enforceable against such Subject Person in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) certain remedial provisions of the Collateral Agreements are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Collateral Agreements, and the Collateral Agreements contain adequate provisions for the practical realization of the rights and benefits afforded thereby, (C) no opinion is expressed with respect to any provision of the Collateral Agreements providing for liquidated damages, (D) no opinion is expressed in this paragraph (x) as to the attachment, perfection or priority of any liens granted pursuant to the Pledge or Security Agreement and (E) no opinion is expressed with respect to rights of setoff under the Indenture.

(xi)           When executed and delivered, the Subject Documents will conform in all material respects to the descriptions thereof in the Final Offering Circular.

(xii)          To our knowledge, except as disclosed in the Final Offering Circular, there are no Proceedings pending or threatened that either seek to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Subject Documents or any of the transactions contemplated therein.  To our knowledge, no Subject Person is subject to any judgment, order, decree, rule or regulation of any Governmental Authority that restrains, enjoins, prevents the consummation of, or otherwise challenges the transactions contemplated by the Subject Persons.

(xiii)         No Subject Person is in violation of its Charter Documents.  To our knowledge, no Subject Person is (i) in violation of any Applicable Law of any Governmental Authority, or (ii) to our knowledge, in breach of or default under any Applicable Agreements listed on Schedule 1 hereto, in each case other than as disclosed in the Final Offering Circular or breaches or defaults that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To our knowledge, there exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such Charter Documents of any such Subject Person or Applicable Laws or (b) to our knowledge, a breach of or default under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness, other than breaches, penalties or defaults that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All Applicable Agreements are in full force and effect and are legal, valid and binding obligations, and no default has occurred or is continuing thereunder, other than such defaults that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xiv)        No consent, approval, authorization or order of any Governmental Authority or third party is required for the issuance and sale by the Company of the Notes to the Initial Purchaser, the execution, delivery or performance by any Subject Person of any Subject Document to which it is a party, except (i) such as have been obtained, (ii) such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchaser, (iii) immaterial consents, approvals, waivers, licenses and authorizations and (iv) filings in connection with perfecting security interests.

(xv)         Assuming (i) the representations of the Initial Purchaser and the Company contained in the Purchase Agreement are true, correct and complete, (ii) compliance by the Initial Purchaser and the Company with their respective covenants set forth in the Purchase Agreement and (iii) that purchasers to whom the Initial Purchaser initially resells the Notes receive a copy of the Offering Circular prior to such sale or a preliminary offering circular containing a section captioned “Notice to Investors” that is substantially similar to the section captioned “Notice to Investors” in the Offering Circular, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchaser pursuant to the Purchase Agreement or the offer and resales of the Notes by the Initial Purchaser, in the manner contemplated by the Purchase Agreement and described in the Offering Circular, to register the Notes under the Securities Act of 1933, as amended, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(xvi)        The issuance and sale by the Company of the Notes as contemplated by the Purchase Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xvii)       The execution, delivery or performance by any Subject Person of the Subject Documents to which it is a party will not conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person (other than consents already obtained) under, result in the imposition of a Lien on any assets of any Subject Person (except pursuant to the Subject Documents or the Credit Agreement), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents of any Subject Person, (ii) to our knowledge, any Applicable Agreement listed on Schedule 1 hereto, other than such breaches, violations or defaults that would not, singly or in the aggregate, have a Material Adverse Effect, or (iii) any Applicable Law.

(xviii)      The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Offering Circular will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xix)         (A)          The execution and delivery of the Security Agreement creates a valid security interest in the Collateral (as defined in the Security Agreement), as security for the Secured Obligations (as defined in the Security Agreement).  Assuming the filing of the financing statements on Form UCC-1 attached hereto as Exhibit A with the Secretary of State of the State of Delaware, such security interest is perfected, to the extent a security interest in the Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code in effect in the State of Delaware (the “DE UCC”).

(B)           The execution and delivery of the Security Agreement creates a valid lien on and security interest in the pledged securities described on the schedule attached hereto (“Pledged Securities”), as security for the Secured Obligations (as defined in the Security Agreement).  Assuming (i) delivery in the State of New York to Wells Fargo Foothill, Inc. as representative (as defined in the Uniform Commercial Code in effect in the State of New York (the “NY UCC” and, together with the DE UCC, the “UCC”)) for the Secured Parties and the Lenders (in such capacity, the “Control Collateral Sub-Agent”) of all certificates that represent the Pledged Securities, together with stock powers properly executed in blank with respect thereto, and (ii) that the Control Collateral Sub-Agent was without notice of any adverse claim (as such phrase is defined in Section 8-105 of the NY UCC with respect to the Pledged Securities, such security interest is perfected and is free of any adverse claim.

The opinions in subparagraph (A) and, with respect to subclause (a) below, subparagraph (B) are subject to the following exceptions:

(a)          that with respect to rights in or title to the Collateral of any Subject Party, we express no opinion, and have assumed that such Subject Party has rights in or title to the Collateral;

(b)          that with respect to any Collateral as to which the perfection of a lien or security interest is governed by the laws of any jurisdiction other than the State of Delaware, we express no opinion;

(c)          that with respect to any Collateral which is or may become fixtures (as defined in Section 9-102(a)(41) of the UCC) or a commercial tort claim (as defined in Section 9-102(a)(13) of the UCC), we express no opinion.

The opinion set forth in subparagraph (B) is also subject to the following exceptions:

(d)          that with respect to (i) federal tax liens accorded priority under law and (ii) liens created under Title IV of the Employee Retirement Income Security Act of 1974 which are properly filed after the date hereof, we express no opinion as to the relative priority of such liens and the security interests created by the Pledge Agreement or as to whether such liens may be adverse claims; and

(e)          that with respect to any claim (including for taxes) in favor of any state or any of its respective agencies, authorities, municipalities or political subdivisions which claim is given lien status and/or priority under any law of such state, we express no opinion as to the relative priority of such liens and the security interests created by the Pledge Agreement or as to whether such liens may be adverse claims.

In addition, the opinions in subparagraphs (A) and (B) are subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to buyers in the ordinary course of business imposed by Sections 9-318 and 9-320 of the UCC; (iii) the limitations with respect to documents, instruments and securities imposed by Sections 8-302, 9-312 and 9-331 of the UCC; (iv) the provisions of Section 9-203 of the UCC relating to the time of attachment; and (v) Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) with respect to any Collateral acquired by any Subject Party subsequent to the commencement of a case against or by any Subject Party under the Bankruptcy Code.

We further assume that all filings will be timely made and duly filed as necessary (i) in the event of a change in the name, identity or corporate structure of any Subject Party, (ii) in the event of a change in the location of any Subject Party and (iii) to continue to maintain the effectiveness of the original filings.

(xx)          Those statements in the Final Offering Circular under the captions “Offering Circular Summary,” “Risk Factors,” “The Acquisition and Related Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Management,” “Certain Relationships and Related Transactions” and “Description of Certain Indebtedness,” in each case insofar as such statements constitute summaries of the legal matters or legal conclusions referred to therein, are accurate in all material respects and present fairly the information required to be shown.

We have reviewed the Final Offering Circular and we have participated in conferences with representatives of the Company, its independent public accountants, the Initial Purchaser and its counsel, at which conferences the contents of the Final Offering Circular and related matters were discussed.  Subject to the foregoing, we confirm to you that, on the basis of the information we gained in the course of performing the services referred to above, no facts have come to our attention which cause us to believe that the Final Offering Circular, on the date thereof, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading or that the Final Offering Circular, as of its date or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Definitions:  These would be worked into the preamble of the Opinion.

Generally:  Capitalized terms used herein but not defined shall have the meanings given to them in the Purchase Agreement.

Collateral Agreements:  The Security Agreement and the Intercreditor Agreement.

Deposit Account Agreement:  Use Definition from Senior Credit Facility

NY Subject Documents:  The Subject Documents governed by New York law.

Subject Documents:  All of the Documents.

Subject Persons:  The Company and the Guarantors incorporated or formed in Delaware, New York or an other jurisdiction in which company counsel has offices.

EXHIBIT B

Counterpart to the Purchase Agreement

November 30, 2004

The undersigned hereby agrees to be bound by the terms of the Purchase Agreement dated November 22, 2004, among Altra Industrial Motion, Inc., a Delaware corporation , each of the Guarantors (as defined therein) and the Initial Purchaser (as defined therein). For the avoidance of doubt, such obligors shall include, but not be limited to, the obligations enumerated in Section 8(a) of the Purchase Agreement. The undersigned hereby also agrees that all references to “Subsidiaries” in the Purchase Agreement shall include the undersigned and the undersigned shall be bound by all provisions of the Purchase Agreement containing such references.

AMERICAN ENTERPRISE MPT CORP.

By:
Name:
Title:

AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

By:
Name:
Title:

AMERIDRIVES INTERNATIONAL, L.P.

By:
Name:
Title:

BOSTON GEAR LLC

By:
Name:
Title:

FORMSPRAG LLC

By:
Name:
Title:

NUTTALL GEAR LLC

By:
Name:
Title:

WARNER ELECTRIC INTERNATIONAL HOLDING, INC.

By:
Name:
Title:

WARNER ELECTRIC LLC

By:
Name:
Title:

WARNER ELECTRIC TECHNOLOGY LLC

By:
Name:
Title: